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                               UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                 FORM 8-K

                           CURRENT REPORT PURSUANT
                       TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): May 20, 1998

                         Tollycraft Yacht Corporation
         (Exact name of registrant as specified in its charter)

                                  Nevada
             (State or other jurisdiction of incorporation)

      0-21087                                86-0849925
(Commission File Number)           (I.R.S. Employer Identification No.)


            2200 Clinton Avenue, Kelso, Washington  98626
    (Address of principal executive offices, including Zip Code)

                            (360) 414-5910
           (Registrant's telephone number, including Area Code)


    (Former name or former address, if changed since last report)

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Item 5. Other Events.

Tollycraft Yachts announced that it has received confirmation from Arturo Lopez Alonzo, Director of Industrial Relations for the State of Yucatan, Mexico, of 10 acres being received for its project in Progreso. This will give the new Joint Venture with Ben Conde of Mimsa a total of 15 waterfront acres. Construction should begin within 90 days on a 100,000 sq. ft. facility.

This project is in addition to the Joint Venture with Eduardo Perezgarcia Garcia of Astilleros Pergasa, S. A. The announcement for that project was made through a letter from Peter Hobbs, Chairman of Tollycraft, to the office of the Governor of Yucatan on May 20, 1998.

Tollycraft expects to be back in limited production using the Mimsa facilities within 90 days. It is expected that manufacturing for other yacht companies will begin sometime during the first quarter of 1999 based on the completion of the total facility.

The total project will encompass 20 acres of waterfront with a first class repair facility that has a 300 ton syncro lift to accomodate boats up to 130 ft. A production facility to build not just Tollycraft Yachts but a selected group of other yacht manufacturers.

Tollycraft like other yacht manufacturers has continued to build larger vessels out of necessity because they could not generate a profit with the smaller boats. This move will allow the company to begin to produce vessels in the 30 ft. range in addition to its current line of 48 ft., 57ft and 65 ft. models. It will also insure that the Champagne Series of yachts in the 75 ft. to 120 ft. will be built and sold at very competitive prices.

Tollycraft anticipates that it will be current with its filings within 30 days and that it will have completed its debt conversion within 60 days.


                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOLLYCRAFT YACHT CORPORATION


By: /s/ Peter D. Hobbs
_____________________________
Peter D. Hobbs, Chairman

Dated:  June 13, 1998